As filed with the Securities and Exchange Commission on September 24, 2004
                                                     Registration No. 333-118457
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------


                                RAMP CORPORATION
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                               84-1123311
-------------------------------                            --------------------
(State or other jurisdiction of                            (I.R.S. Employer
Incorporation or organization)                             Identification No.)


                                 33 Maiden Lane
                            New York, New York 10038
                                 (212) 440-1500
            ---------------------------------------------------------
                   (Address, including zip code, and telephone
             number, Including area code, of registrant's principal
                               executive offices)


                                  Andrew Brown
                                 33 Maiden Lane
                            New York, New York 10038
                                 (212) 440-1500
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)


                                    Copy to:

                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

                               ------------------

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------

                                                                        Proposed Maximum    Proposed Maximum      Amount of
              Title of Each Class                    Amount to be        Offering Price         Aggregate       Registration
        of Securities to be Registered              Registered(1)          Per Share         Offering Price        Fee(8)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         32,341,046(2)           $0.11 (3)          $3,557,515.06        $  450.74
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         20,400,000(2)(4)        $0.30 (6)          $6,120,000.00        $  775.40
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         14,000,000(2)(5)        $0.11 (7)          $1,540,000.00        $  195.12
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         14,000,000(2)(5)        $0.15 (7)          $2,100,000.00        $  266.07
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...          2,000,000(2)(5)        $0.18 (7)          $  360,000.00        $   45.61
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         14,000,000(2)(5)        $0.35 (7)          $4,900,000.00        $ 620.83
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         14,000,000(2)(5)        $0.40 (7)          $5,600,000.00        $  709.52
------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee..................................................................................           $3,063.29
------------------------------------------------------------------------------------------------------------------------------

         (1) Represents the shares of common stock being registered for resale by the selling stockholders, the number of shares of common stock issuable upon the conversion of promissory notes and the number of shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock by the selling stockholders.

         (2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Ramp resulting from stock splits, stock dividends or similar transactions.

         (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act; based on the average of the high ($0.12) and low ($0.10) prices as reported on the American Stock Exchange on August 16, 2004.

         (4) Represents the number of shares of our common stock issuable upon the conversion of promissory notes.

         (5) Represents the number of shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock.

         (6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act, based on the offering price of the convertible securities.

         (7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this Registration Statement.

         (8)      Calculated  pursuant  to Section  6(b) of the  Securities  Act
                  based  upon  Proposed   Maximum   Aggregate   Offering   Price
                  multiplied by .0001267.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling stockholders or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.


                 Subject to completion, dated September 24, 2004


                                   PROSPECTUS

                                RAMP CORPORATION

                       110,741,046 Shares of Common Stock

         This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to an aggregate of 110,741,046 shares of our common stock, including:

         o        32,341,046 shares of our common stock;

         o 20,400,000 shares issuable upon the conversion of promissory notes with an initial conversion price of $0.30 cents per share;

         o 14,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.11 cents per share;

         o 14,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.15 cents per share;

         o 2,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.18 cents per share.

         o 14,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.35 cents per share; and

         o 14,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.40 cents per share.

         The conversion price of the promissory notes and the exercise price of the warrants are subject to adjustment under certain circumstances. Please see the sections of this prospectus titled "Description of the Transactions", "Plan of Distribution" and "Description of Our Securities" for more information about the terms and conditions of our common stock, promissory notes and warrants.

         We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of warrants to purchase shares to be sold hereunder. See "Use of Proceeds".

         We have agreed to pay the expenses in connection with the registration of these shares.

         Our common stock is traded on the American Stock Exchange under the symbol "RCO". On September 20, 2004, the closing price of our common stock was reported as $0.04 cents per share.


         Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for certain risks that should be considered by prospective purchasers of the securities offered hereby.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is September __, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


PROSPECTUS SUMMARY.............................................................4
RECENT DEVELOPMENTS............................................................6
RISK FACTORS...................................................................7
FORWARD-LOOKING STATEMENTS....................................................17
USE OF PROCEEDS...............................................................17
DESCRIPTION OF THE TRANSACTIONS...............................................17
SELLING STOCKHOLDERS..........................................................20
DESCRIPTION OF SECURITIES.....................................................24
PLAN OF DISTRIBUTION..........................................................25
INDEMNIFICATION OF OFFICERS AND DIRECTORS.....................................27
WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................27
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................28
LEGAL MATTERS/INTERESTS OF COUNSEL............................................29
EXPERTS.......................................................................29

                               PROSPECTUS SUMMARY

         The following summary highlights aspects of the offering and the information incorporated by reference in this prospectus. This prospectus does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "Ramp", refer to Ramp Corporation and its subsidiaries HealthRamp, LifeRamp and its newly acquired division, Frontline, and not to the selling security holders. All industry statistics incorporated by reference in this prospectus were obtained from data prepared or provided by recognized industry sources.

                                Ramp Corporation

         Ramp Corporation (formerly known as Medix Resources, Inc.), through its wholly-owned HealthRamp subsidiary, provides Internet based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Ramp's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies. In 2002, we organized a wholly-owned subsidiary, PS Purchase Corp., in Delaware, and in 2003 changed its name to HealthRamp, Inc. ("HealthRamp") to continue this healthcare technology business. In 2003, we acquired the businesses and assets of Frontline Physicians Exchange and Frontline Communications ("Frontline") used in or necessary for the conduct of its 24-hour telephone answering and messaging services to physicians and other medically-related businesses and virtual office services to non-medical businesses and professionals, and the business and assets of ePhysician, Inc., whose technology has been integrated with those of our previously developed Cymedix suite of technologies, resulting in the CarePoint(TM) Suite (the "CarePoint Suite") that we are currently marketing to physicians and other healthcare professionals. In 2003 we also formed a wholly-owned subsidiary, LifeRamp Family Financial, Inc. ("LifeRamp"), in Utah that has not yet commenced business operations. LifeRamp's business purpose is the making of non-recourse loans to terminally ill cancer patients secured by their life insurance policies. In July 2004, we decided to indefinitely delay the commencement of business operations of LifeRamp while we explore financing and other possible alternatives. There can be no assurance that we will secure financing on favorable terms necessary to fund LifeRamp's proposed business model, that the necessary regulatory approvals will be obtained or that the business, if commenced, will be cash flow positive or profitable.

         We have limited revenues from current operations and are funding the development and deployment of our products through the sales of our securities. See "Risk Factors".

         Because of our significant recurring losses, and the lack of certain sources of capital to fund our operations, our independent accountants included a "going concern" uncertainty in their audit reports on our audited financial statements for the years ended December 31, 2003, 2002 and 2001. The "going concern" uncertainty signifies that substantial doubt exists about our ability to continue our business. For a complete description of risks regarding our business and operations, we refer you to the section of this prospectus entitled "Risk Factors".

         Our principal executive office is located at 33 Maiden Lane, New York, New York 10038, and our telephone number is (212) 440-1500.

                                  The Offering

--------------------------------------------------------------------------------
Common stock offered by selling stockholders      110,741,046
--------------------------------------------------------------------------------
Use of  Proceeds                                  We  will  not   receive  any
                                                  proceeds  from  the  sale of
                                                  shares in this offering.  We
                                                  may receive up to $14,500,000
                                                  upon exercise of the warrants.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
American Stock Exchange Symbol                    RCO
--------------------------------------------------------------------------------

                               RECENT DEVELOPMENTS

         On May 27, 2004, we adopted a stockholder rights agreement that can be triggered if any person or group acquires 20% or more of our common stock. On June 1, 2004, we registered under Section 12(b) of the Securities Exchange Act of 1934 the class of preferred share purchase rights issued under the stockholder rights agreement.


         On April 22, 2004, we entered into a letter of intent to acquire substantially all of the electronic medical record software business operated by Berdy Medical Systems, Inc. Such letter of intent is subject to the satisfaction of customary closing conditions including the negotiation and execution of a definitive purchase agreement, which has not and may not occur. No assurance can be given that a definitive purchase agreement will be entered into on terms satisfactory to us or that such transaction will be consummated.


         On June 1, 2004, we entered into an employment agreement with Andrew Brown, our Chairman of the Board, President and Chief Executive Officer. During the employment period, which will end on June 30, 2006, Mr. Brown will be paid a base salary at an annual rate of $240,000 per year; provided that, during the six-month period ending November 30, 2004, Mr. Brown will be paid a base salary at the rate of $120,000 per year and receive a retention bonus of three times the amount of his reduction in pay payable in the form of shares of our common stock, but only if he either remains employed as our Chief Executive Officer on November 30, 2004, is terminated before that date without "cause" or resigns before that date for "good reason". The employment agreement also provides for the payment of performance-based bonuses tied to the growth of our gross revenues, the grant of up to 6,000,000 options under our 2004 Plan, with an exercise price of $0.18 per share, and the issuance to Mr. Brown of a warrant whereby he will be entitled to purchase up to one-nineteenth of the outstanding shares, at an exercise price to be determined. The employment agreement also provides that in the event that Mr. Brown's employment is terminated for good reason within six months or his employment is terminated within one year without cause after any person or group acquires more than 25% of the combined voting power of our then outstanding common stock, all of Mr. Brown's options will become fully vested and immediately exercisable and Mr. Brown will be paid an amount equal to twice his annual base salary and twice his bonus compensation received during the twelve months immediately preceding the date of termination of Mr. Brown's employment; provided that if the change in control resulted from the sale of Ramp for less than $31 million, the payments to Mr. Brown will be in amounts as described above in this paragraph as if the word "twice" had been deleted.


         In June 2004, we entered into amendments of our employment agreements with Louis Hyman, our Chief Technology Officer, and Mitchell M. Cohen, our former Chief Financial Officer, which provide that in the event that Mr. Hyman's or Mr. Cohen's employment is terminated within one year without cause after any person or group acquires more than 25% of the combined voting power of our then outstanding common stock, all of their options will become fully vested and immediately exercisable and each will be paid an amount equal to twice his annual base salary and twice his bonus compensation received during the twelve months immediately preceding the date of termination of his employment; provided that if the change in control resulted from the sale of Ramp for less than $31 million, the payments to Mr. Hyman and/or Mr. Cohen will be in amounts as described above in this paragraph as if the word "twice" had been deleted. Effective on September 8, 2004, Mr. Cohen resigned his position as our Chief Financial Officer and his employment agreement was terminated by us.

         In June and September 2004, we implemented a reduction in work force and salary reduction program, pursuant to which 73 employees were terminated and, with respect to the June 2004 reduction in work force, some of the remaining employees agreed to accept, during the six-month period ending

November 30, 2004, in lieu of a portion of their base salaries, a retention bonus equal to an individually negotiated multiple of the amount of their reduction in pay in the form of shares of our common stock, payable only if they remained employed with us on November 30, 2004. The net realization of savings and cash outflows resulting from the reduction in force and changes in compensation is expected to be evident beginning in the third quarter of 2004.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         We have incurred and reported significant recurring net losses which endanger our viability as a going-concern and caused our accountants to issue a "going concern" qualification in their annual audit report. We have reported net losses applicable to our common stockholders of ($31,321,000), ($9,014,000) and ($10,636,000) for the years ended December 31, 2003, 2002, and 2001, respectively, and ($15,955,000) for the six months ended June 30, 2004. At June 30, 2004, we had an accumulated deficit of ($87,482,000). These losses and negative operating cash flows have caused our independent accountants to include a "going concern" uncertainty in their reports in connection with their audits of our financial statements for the years ended December 31, 2003, 2002 and 2001.


         Our independent registered public accounting firm has advised our management and our Audit Committee that there were material weaknesses in our internal controls and procedures during fiscal year 2003, which management believes have continued through the fiscal period ended June 30, 2004. Although progress was made in both the first and second quarters, management believes that if these material weaknesses are not corrected, a potential misapplication of GAAP or potential accounting error in our consolidated financial statements could occur. Enhancing our internal controls to correct the material weaknesses has and will result in increased costs to us.



         Based upon management's review of our internal controls and procedures, our management, including our current Chief Executive Officer and former Chief Financial Officer, has determined that we had inadequate controls and procedures constituting material weaknesses as of December 31, 2003 which persisted during the first and second quarters of fiscal year 2004. These inadequate controls and procedures included:


         o Inadequate accounting staffing and records to identify and record all accounting entries.
         o Lack of management review of our bank reconciliations, timely review of expense reports, and timely review of agreements governing complex financing transactions, employee and non-employee stock based compensation arrangements and other transactions having accounting ramifications.
         o Failure to perform an adequate internal review of financial information in periodic reports to ensure accuracy and completeness.
         o Inadequate segregation of duties consistent with our internal control objectives.
         o Ineffective utilization of existing administrative personnel to perform ministerial accounting functions, which would allow our accounting department the opportunity to perform bookkeeping, record keeping and other accounting functions effectively.
         o        Lack of management review of entries to the general ledger.

         Our management has implemented and continues to implement potential enhancements to our internal controls and procedures that it believes will remedy the inadequacies in our internal controls and procedures.

         The following sets forth the steps we have taken through the fiscal period ended June 30, 2004.

         o        In  November,  2003,  we  hired a  permanent  Chief  Financial
                  Officer  with  public  company  reporting  experience.
         o        In December,  2003,  we hired a staff  accountant  responsible for, among other things, recording accounts payable. The individual assists the Chief Financial Officer to identify, report and record transactions in a timely manner and provides additional segregation of duties consistent with our internal control objectives.
         o Management reassigned certain tasks among the expanded accounting department, as well as existing administrative personnel to perform ministerial accounting functions, to improve and better accomplish the bookkeeping, record keeping and other accounting functions.
         o We commenced a search for a new position of Vice President of Finance, which position was filled on August 2, 2004. The new Vice President of Finance will be wholly dedicated to areas of internal control, financial accounting and reporting.
         o The review and sign off on all monthly bank reconciliations by the Chief Financial Officer has been instituted.
         o The review of all underlying agreements, contracts and financing arrangements prior to their execution for accounting ramifications has already been undertaken by the Chief Financial Officer to the extent possible.
         o We strengthened certain controls over cash disbursements including adopting a policy that requires dual signatures of two senior officers, at least one of whom is not involved in the transaction, on disbursements in excess of $10,000.
         o We implemented a policy requiring attendance by outside counsel at all Board and Audit Committee meetings, including the timely preparation of minutes of such meetings and reports to management to discuss our implementation of any plans to address conditions constituting the material weaknesses in its internal controls.


         We have implemented and intend on implementing the following plans to enhance our internal controls in the fiscal quarter ending September 30, 2004 and in subsequent fiscal quarters.


         o As the new Vice President of Finance (hired on August 2, 2004) transitions into his responsibilities and gains a full understanding of our business, it is anticipated that this additional resource will allow further redistribution of responsibilities among the expanded accounting department and, more specifically, provide the Chief Financial Officer with the necessary time to perform oversight and supervisory functions in future periods. This includes timely review of all underlying agreements, contracts and financing arrangements, expense reports, entries to the general ledger and periodic filings with the Securities and Exchange Commission.
         o Our implementation of formal mechanized month end, quarter end and year end closing and consolidation processes.
         o In July 2004 we appointed two (2) additional independent directors to serve on our Audit Committee.

         o As a result of the resignation of our Chief Financial Officer on September 8, 2004, the Company is currently conducting a search for a suitable candidate to replace the former Chief Financial Officer.

         While we believe that the remedial actions that have been or will be taken will result in correcting the conditions constituting the material weaknesses in our internal controls as soon as practicable, the exact timing of when the conditions will be corrected is dependent upon future events which may or may not occur. We are making every effort to correct the conditions expediently and expect to correct the conditions, thereby eliminating the material weaknesses no later than the fourth quarter of fiscal year 2004. It is estimated that the cost to implement the actions set forth above will be approximately $300,000 for our fiscal year ended December 31, 2004 and approximately $200,000 for each fiscal year thereafter. In addition, substantial additional costs may be necessary to implement the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 as relates to our documentation and testing of the effectiveness of internal controls in 2005.


         We rely on investments and financings to provide working capital which may not be available to us in the future and may result in increased net losses and accumulated deficit. While we believe that we can continue to sell our securities to raise the cash needed to continue operating until cash flow from operations can support our business, there can be no assurance that this will occur. There can be no assurance that additional investments in our securities or other debt or equity financings will be available to us on favorable terms, or at all, to adequately support the development and deployment of our technology. Moreover, failure to obtain such capital on a timely basis could result in lost business opportunities. In addition, the terms of our debt or equity financings have included, and in the future may include, contingent anti-dilution provisions and the issuance of warrants, the accounting for which have resulted, and for future financings may result, in significant non-cash increases in our net losses and accumulated deficit.


         The success of the development, distribution and deployment of our technology is dependent to a significant degree on our key management and technical personnel. We believe that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which our technology operates. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition and/or business.


         We expect to continue to experience losses until such time as our technology can be successfully deployed and produce revenues and we may incur charges relating to impairment of our tangible and intangible assets. The continuing development, marketing and deployment of our technology will depend upon our ability to obtain additional financing. Our technology has generated limited recurring revenues to date. We are funding our operations now through the sale of our securities. We are currently exploring the feasibility of using LifeRamp to commence a new business, making non-recourse loans to terminally ill cancer patients secured by their life insurance policies. There can be no assurance that we will secure financing on favorable terms necessary to fund that proposed business model, that the necessary regulatory approvals will be obtained or that the business, if commenced, will be cash flow positive or profitable. During 2003 and for the first six months of 2004, we invested approximately $1.1 million and $0.9 million in LifeRamp, respectively. In July 2004, we decided to indefinitely delay the commencement of business operations of LifeRamp while we explore financing and other possible alternatives. There can be no assurance that we will secure financing on favorable terms necessary to fund LifeRamp's proposed business model, that the necessary regulatory approvals will be obtained or that the business, if commenced, will be cash flow positive or profitable. Furthermore, under Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the Company reviews its goodwill for impairment at least annually, or more frequently whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. In addition, under Statement of Financial Accounting Standards (SFAS) No. 144, long-lived assets are to be evaluated for impairment when conditions or events are present which indicate that impairment may have occurred. During the second quarter and into the third quarter of 2004, there was a significant decrease in the Company's market capitalization. Furthermore, the Company may take future actions or enter into transactions that would impact the carrying value of its tangible and intangible assets. In light of these developments, the Company is presently re-evaluating the goodwill balances of each of its reporting units, specifically Ramp and OnRamp, to determine whether any impairment charges are required to be recorded under generally accepted accounting principles. Although the market capitalization of the Company as a whole at September 30, 2004 exceeded the aggregate net worth of the Company, the analysis required under generally accepted accounting principles is to be performed by reporting unit. Therefore, the Company intends to hire an outside valuation firm to assist in the analysis, and if it is determined that goodwill of one or both reporting units is impaired, the Company will record an impairment charge upon such determination.

         We may not be able to retain our listing on the American Stock Exchange. On September 13, 2004, we received a written notice (the "Notice") from the American Stock Exchange (the "Amex") informing us, in relevant part, that we are not in compliance with (i) Section 1003(a)(i) of the Amex rules as a result of our stockholder's equity less than $2,000,000 and losses from continuing operations and/or net losses in two out of three of its three most recent fiscal years, (ii) Section 1003(a)(ii) of the Amex rules as a result of our stockholder's equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years,
(iii) Section 1003(a)(iv) of the Amex rules whereby, as a result of our substantial sustained losses in relation to our overall operations or our existing financial resources, or our impaired financial condition, it appears questionable, in the opinion of Amex, as to whether we will be able to continue operations and/or meet our obligations as they mature, and (iv) Section 1003(f)(v) of the Amex rules as a result of our common stock selling for a substantial period at a low price per share. The Notice is not a notice of delisting from the Amex or a notice by Amex to initiate delisting proceedings.

         Specifically, the Notice provides that, in order to maintain the listing of our common stock, we must submit a plan to the Amex by October 14, 2004, advising Amex of the action we have taken, or the action we will take, to bring us into compliance with the continued listing standards of the Amex within a maximum of eighteen months from the date the Notice was received. Amex will accept our plan if we provide a reasonable demonstration of an ability to regain compliance with the continued listing standards within such eighteen month period. If our plan is accepted, we will be able to maintain our listing on the Amex during the plan period for up to eighteen months, subject to periodic review by Amex to determine whether we are making progress in accordance with our plan. Our management intends to timely provide Amex with our plan to achieve compliance with all Amex listing criteria within such eighteen month period and believes we will be able to maintain our Amex listing at all times during such eighteen month period however, there can be no assurance that we will be able to maintain our Amex listing throughout such eighteen month period.

         Subject to our right of appeal of any Amex staff determination, Amex may initiate delisting proceedings, as appropriate, if (i) we do not submit a plan, (ii) our plan is not accepted, (iii) we do not make progress consistent with the plan during the plan period, or (iv) we are not in compliance with the continued listing standards at the conclusion of the plan period.


         Trading in our common stock after a delisting, if any, would likely be conducted in the over-the-counter markets in the so-called "pink sheets" or on the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of a delisting our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and our common stock would become substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state investment laws or as consideration in future capital raising transactions.

         Although we have had operations since 1988, because of our move away from temporary healthcare staffing to provide healthcare connectivity solutions at the point of care, we have a relatively short operating history in the healthcare connectivity solutions business and limited financial data to evaluate our business and prospects. In addition, our business model is likely to continue to evolve as we attempt to develop our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are attempting to move into new markets and continuing to innovate with new and unproven technologies. We are still in the process of gaining experience in marketing physician connectivity products, providing support services, evaluating demand for products, financing a technology business and dealing with government regulation of health information technology products. While we are putting together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our company. Furthermore, our executive management and Board of Directors have been subject to change as executives have left or been terminated and others have been hired to take their places and directors have left and others have been elected or appointed to take their places. Such changes can cause disruption and distraction.

         Although we have focused our business on healthcare connectivity, we may decide to explore new business models before our core business generates cash flow, if at all. Until feasibility is proven for any such new business models, such as those of our LifeRamp subsidiary described above, some of our scarce resources may be allocated to endeavors which may never be commercialized.

         The success of our products and services in generating revenue may be subject to the quality and completeness of the data that is generated and stored by the physician or other healthcare professionals and entered into our interconnectivity systems, including the failure to input appropriate or accurate information. Failure or unwillingness by the healthcare professional to accommodate the required information may result in our not being paid for our services.

         As a developer of connectivity technology products, we will be required to anticipate and adapt to evolving industry standards and regulations and new technological developments. The market for our technology is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products. Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes and changes in applicable regulations, and to introduce new products and technologies that are functional and meet the evolving needs of our clients and users in the healthcare information systems market.

         We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate. Our development of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. In addition, there can be no assurance that the products or services we develop or license will be able to compete with the alternatives available to our customers.

         New or newly integrated products and services will not become profitable unless they achieve sufficient levels of market acceptance. There can be no assurance that healthcare providers will accept from us new products and services, or products and services that result from integrating existing and/or acquired products and services, including the products and services we are developing to integrate our services into the physician's office or other medical facility, such as our handheld solution. In addition, there can be no assurance that any pricing strategy that we implement for any such products and services will be economically viable or acceptable to the target markets. Failure to achieve broad penetration in target markets with respect to new or newly integrated products and services could have a material adverse effect on our business prospects. The market for our connectivity products and services in the healthcare information systems may be slow to develop due to the large number of practitioners who are resistant to change, as well as the financial investment and workflow interruptions associated with change, particularly in a period of rising pressure to reduce costs in the marketplace.

         Achieving market acceptance of new or newly integrated products and services is likely to require significant efforts and expenditures. Achieving market acceptance for new or newly integrated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or newly integrated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or newly integrated products and services will justify amounts spent for their development, marketing and roll-out.

         We could be subject to breach of warranty claims if our software products, information technology systems or transmission systems contain errors, experience failures or do not meet customer expectations. We could face breach of warranty or other claims or additional development costs if the software and systems we sell or license to customers or use to provide services contain undetected errors, experience failures, do not perform in accordance with their documentation, or do not meet the expectations that our customers have for them. Undetected errors in the software and systems we provide or those we use to provide services could cause serious problems for which our customers may seek compensation from us. We attempt to limit, by contract, our liability for damages arising from negligence, errors or mistakes. However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages.

         If our systems or the Internet experience security breaches or are otherwise perceived to be insecure, our business could suffer. A security breach could damage our reputation or result in liability. We retain and transmit confidential information, including patient health information. Despite the implementation of security measures, our infrastructure or other systems that we interface with, including the Internet, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or systems that they interface with, could reduce demand for our services.

         Our products provide applications that relate to patient medication histories and treatment plans. Any failure by our products to provide and maintain accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We maintain insurance that we believe currently is adequate to protect against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition and/or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Certain of our products are subject to compliance with HIPAA. Failure to comply with HIPAA may have a material adverse effect on our business.

         Government regulation of healthcare and healthcare information technology, are in a period of ongoing change and uncertainty and creates risks and challenges with respect to our compliance efforts and our business strategies. The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. Federal and state legislatures and agencies periodically consider programs to reform or revise the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare or otherwise change the environment in which healthcare industry participants operate. Particularly, compliance with HIPAA and related regulations are causing the healthcare industry to incur substantial cost to change its procedures. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our products and services. Although we expect these regulations to have the beneficial effect of spurring adoption of our software products, we cannot predict with any certainty what impact, if any, these and future healthcare reforms might have on our business. Existing laws and regulations also could create liability, cause us to incur additional cost or restrict our operations. The effect of HIPAA on our business is difficult to predict and there can be no assurance that we will adequately address the business risks created by the HIPAA. We may incur significant expenses relating to compliance with HIPAA. Furthermore, we are unable to predict what changes to HIPAA, or the regulations issued pursuant to HIPAA, might be made in the future or how those changes could affect our business or the costs of compliance with HIPAA.

         Government regulation of the Internet could adversely affect our business. The Internet and its associated technologies are subject to government regulation. Our failure to accurately anticipate the application of applicable laws and regulations, or any other failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Government regulation of the Internet could limit the effectiveness of the Internet for the methods of healthcare e-commerce that we are providing or developing or even prohibit the sale of particular products and services.

         Our Internet-based services are dependent on the development and maintenance of the Internet infrastructure and data storage facilities maintained by third parties. Our ability to deliver our Internet-based products and services is dependent on the development and maintenance of the infrastructure of the Internet and the maintenance of data storage facilities by third parties. This includes maintenance of a reliable network backbone and data storage facilities with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services. If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased usage. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based products and services.

         Some of our products and services will not be widely adopted until broadband connectivity is more generally available. Some of our products and services and planned services require a continuous broadband connection between the physician's office or other healthcare provider facilities and the Internet. The availability of broadband connectivity varies widely from location to location and even within a single geographic area. The future availability of broadband connections is unpredictable and is not within our control. While we expect that many physician's offices and other healthcare provider facilities will remain without ready access to broadband connectivity for some period of time, we cannot predict how long that will be. Accordingly, the lack of these broadband connections will continue to place limitations on the number of sites that are able to utilize our Internet-based products and services and the revenue we can expect to generate form those products and services.

         Compliance with legal and regulatory requirements will be critical to LifeRamp's operations, if any. If we, directly or indirectly through our subsidiaries, erroneously disclose information that could be confidential and/or protected health information, we could be subject to legal action by the individuals involved, and could possibly be subject to criminal sanctions. In addition, if LifeRamp is launched and fails to comply with applicable insurance and consumer lending laws, states could bring actions to enforce statutory requirements, which could limit its business practices in such states, including, without limitation, limiting or eliminating its ability to charge or collect interest on its loans or related fees, or limit or eliminate its ability to secure its loans with its borrowers' life insurance policies. Any such actions if commenced, would have a material and adverse impact on LifeRamp's business, operations and financial condition.

         We have been granted certain patent rights, trademarks and copyrights relating to our software. However, patent and intellectual property legal issues for software programs, such as the our products, are complex and currently evolving. Since patent applications are secret until patents are issued in the United States, or published in other countries, we cannot be sure that we are first to file any patent application. In addition, there can be no assurance that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market product ideas that we have originated. Furthermore, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market our products overseas. We cannot give any assurance that the scope of the rights we have are broad enough to fully protect our technology from infringement.

         Litigation or regulatory proceedings may be necessary to protect our intellectual property rights, such as the scope of our patent. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity. We have been notified by a party that it believes our pharmacy product may infringe on patents that it holds. We have retained patent counsel who has made a preliminary investigation and determined that our product does not infringe on the identified patents. At this time no legal action has been instituted.

         We also rely upon unpatented proprietary technology and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology or that we can meaningfully protect our rights in such unpatented proprietary technology. No assurance can be given that efforts to protect such information and techniques will be successful. The failure to protect our intellectual property could have a material adverse effect on our operating results, financial position and business.


         As of September 16, 2004, we had 238,354,869 outstanding shares of common stock and 126,139,823 shares of common stock reserved for issuance upon the exercise of options, warrants, and shares of our convertible preferred stock and convertible debentures and notes outstanding on such date. Most of these shares will be immediately saleable upon exercise or conversion under registration statements we have filed with the SEC. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $0.01 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of our common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of our common stock and put downward pressure on the price of our common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

         We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently trades on the American Stock Exchange, as well as the issuance of warrants or convertible securities at a discount to market price.

         Investors in our securities may suffer dilution. The issuance of shares of common stock, or shares of common stock underlying warrants, options or preferred stock or convertible notes will dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. The sale of common stock acquired at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock. Those additional issuances of common stock would result in a reduction of your percentage interest in our company.

         Historically, our common stock has experienced significant price fluctuations. One or more of the following factors influence these fluctuations:

               o unfavorable announcements or press releases relating to the technology sector;

               o regulatory, legislative or other developments affecting us or the healthcare industry generally;

               o conversion of our preferred stock and convertible debt into common stock at conversion rates based on then current market prices or discounts to market prices of our common stock and exercise of options and warrants at below current market prices;

               o sales by those financing our company through convertible securities the underlying common stock of which have been registered with the SEC and may be sold into the public market immediately upon conversion; and

               o  market   conditions   specific  to  technology   and  internet
               companies, the healthcare industry and general market conditions.

         In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our common stock.

         We have not had earnings, but if earnings were available, it is our general policy to retain any earnings for use in our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that our Board of Directors deems relevant. We anticipate that our future financing agreements may prohibit the payment of common stock dividends without the prior written consent of those investors.

         We may have to lower prices or spend more money to compete effectively against companies with greater resources than us, which could result in lower revenues. The eventual success of our products in the marketplace will depend on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors, which include established companies with significant financial resources, we would not be able to generate sufficient revenues to grow our company or reverse our history of operating losses. In addition, we may have to increase expenses to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies choose to aggressively compete against us, we may have to increase expenses on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would adversely affect our operations and cash flows.

         As with any business, growth in absolute amounts of selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially and adversely from the results contemplated by the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to incorrect decisions and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditures or other budgets, which may, in turn, affect our results of operations. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

         In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans for the Company will be achieved.

                           FORWARD-LOOKING STATEMENTS

         Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus and in the documents incorporated by reference into this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash in accordance with their terms, we would receive gross proceeds of $14,500,000. Any such gross proceeds will be used for working capital purposes.

                         DESCRIPTION OF THE TRANSACTIONS


         On July 14, 2004, we entered into a Note and Warrant Purchase Agreement (the "Note Purchase Agreement") with Cottonwood Ltd. and Willow Bend Management Ltd., each an accredited investor. Under the terms of the Note Purchase Agreement, we issued a convertible promissory note in the aggregate principal amount of $2,100,000 to each of Cottonwood Ltd. and Willow Bend Management Ltd. Each promissory note is convertible into shares of our common stock at an initial conversion price of $0.30 cents per share, or 7,000,000 shares of common stock. In addition, we issued to each of Cottonwood Ltd. and Willow Bend Management Ltd. warrants exercisable into 4,683,823 shares of common stock at an exercise price of $0.11 cents per share, warrants exercisable into 4,683,823 shares of common stock at an exercise price of $0.15 cents per share, warrants exercisable into 4,683,823 shares of common stock at an exercise price of $0.35 cents per share and warrants exercisable into 4,683,823 shares of common stock at an exercise price of $0.40 cents per share. The warrants have a term of one year. The issuance of the warrants together with the convertible notes will create a beneficial conversion discount which shall be amortized to interest expense in future periods.


         Pursuant to the Registration Rights Agreement, dated concurrently with the Note Purchase Agreement (the "Registration Rights Agreement"), we have agreed to register the shares of common stock underlying the convertible promissory notes and warrants with the SEC on a registration statement (of which this prospectus forms a part) and to pay to Cottonwood Ltd. and Willow Bend Management Ltd. liquidated damages if the Registration Statement is not filed on or before August 13, 2004 and/or is not declared effective within 90 days following the date the Registration Statement (of which this prospectus forms a part) is filed with the SEC, an amount, at the option of the Company, in cash or shares of common stock registered with the SEC equal to: (i) one percent (1.0%) of the initial investment amount for each calendar month or portion thereof of delayed effectiveness, up to two calendar months, and (ii) two percent (2.0%) of the initial investment amount for each calendar month or portion thereof thereafter until effectiveness, less any amount of convertible promissory note that has been converted or redeemed.

         Redwood Capital Partners, Inc. agreed to perform financial advisory services for us. In connection with such services, as a portion of compensation owed to Redwood and in addition to payment in cash of $320,000 from us to Redwood, we agreed to issue to Redwood warrants exercisable into 350,000 shares of our common stock exercisable at $0.11 cents per share, warrants exercisable into 350,000 shares of our common stock exercisable at $0.15 cents per share, warrants exercisable into 350,000 shares of our common stock exercisable at $0.35 cents per share and warrants exercisable into 350,000 shares of our common stock exercisable at $0.40 cents per share. The warrants have a term of one year. In connection with the issuance of warrants, we agreed to register the shares underlying the warrants with the SEC on a registration statement (of which this prospectus forms a part).


         On July 14, 2004 we entered into a Letter Agreement (the "Letter Agreement") with Hilltop Services, Ltd. in connection with the anti-dilution provisions contained in that certain Common Stock and Warrant Purchase Agreement, dated March 4, 2004, between Hilltop Services, Ltd. and the Company. Under the terms of the Letter Agreement and in consideration for the waiver by Hilltop of its anti-dilution rights, we issued to Hilltop Services, Ltd. an additional 24,130,435 shares of our common stock (of which an aggregate of 13,260,870 are being registered on a registration statement of which this prospectus forms a part), a convertible promissory note in the aggregate principal amount of $1,920,000 convertible into shares of our common stock at a conversion price of $0.30 cents per share, or 6,400,000 shares of common stock, and warrants exercisable into 4,282,354 shares of common stock at an exercise price of $0.11 cents per share, warrants exercisable into 4,282,354 shares of common stock at an exercise price of $0.15 cents per share, warrants exercisable into 4,282,354 shares of common stock at an exercise price of $0.35 cents per share and warrants exercisable into 4,282,354 shares of common stock at an exercise price of $0.40 cents per share. The warrants have a term of one year. Pursuant to the Registration Rights Agreement we agreed to register the shares of common stock as well as the shares of common stock underlying the convertible promissory note and warrants on a registration statement (of which this prospectus is a part). The issuance of these securities is expected to result in significant financing and deemed dividend costs which shall be recorded in the third quarter of 2004.


         In connection with the anti-dilution provisions contained in the agreements applicable to each person, Messrs. Richard Rosenblum and David Stefansky each received 860,158 shares of our common stock (of which an aggregate of 656,680 are being registered on a registration statement of which this prospectus forms a part). We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).


         Messrs. Rosenblum and Stefansky each received 500,000 shares of our common stock and warrants exercisable into 1,000,000 shares of common stock at an exercise price of $0.18 cents per share as compensation for financial advisory services performed for us. The warrants have a term of five years. We agreed to register the shares of common stock as well as the shares of common stock underlying the warrants on a registration statement (of which this prospectus is a part).

         Pursuant to that certain Fee Payment Agreement, dated August 20, 2004 (the "Fee Payment Agreement"), Martin Eric Weisberg, Esq., an accredited investor and a partner at the law firm of Jenkens & Gilchrist Parker Chapin LLP, was issued 4,000,000 shares of our common stock for the benefit of Jenkens & Gilchrist Parker Chapin LIP as payment for legal services previously rendered and to be rendered to us by Jenkens & Gilchrist Parker Chapin LLP in connection with representation on our general corporate and securities matters, including the sale of the notes and warrants pursuant to the Note Purchase Agreement. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Each of Advantage Technologies, Inc., Conceptual Litho Reproductions, Ellis Advertising, Mathe, Inc., Soffront Software Inc., Something Digital.Com L.L.C., PowerTest, Inc. and Kate McGowan Consulting are accredited investors and vendors that provide products or services to us in connection with vendor agreements between each vendor and us. Under the terms of an agreement for payment of account (the "Payment of Account Agreement") between each vendor and us, in lieu of cash compensation we agreed to issue an aggregate of 8,763,117 shares of our common stock to such vendors as compensation for delivery of certain products or services to us. The shares of common stock were issued at approximately $0.10 cents per share based upon the average of the closing bid price of our common stock for the week prior to the date of such agreement. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Each of Stride & Associates, Mr. Colin Parlett and Lagniappe Resources, Inc. is a vendor that provides products or services to us in connection with vendor agreements between each vendor and us. Under the terms of a settlement agreement (the "Settlement Agreement") between each vendor and us, in lieu of cash compensation we agreed to issue an aggregate of 1,225,000 shares of our common stock to such vendors as compensation for delivery of certain products or services to us. The shares of common stock were issued at approximately $0.10 cents per share, representing an approximate 10% discount to the closing market price of our common stock on the date of such agreement. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Each of Phoenix PMT LLC, Search Net Corporation, Mr. Ron Munkittrick, Mr. Xavier Hansen and Mr. Gennady Shpits provides consulting services to us in connection with consulting arrangements between each consultant and us. Under the terms of a retention bonus program (the "Retention Bonus Program") between each consultant and us, in lieu of cash compensation we agreed to issue an aggregate of 344,395 shares of our common stock to such consultants as compensation for performance of certain consulting services to us. The shares of common stock were issued at approximately $0.10 cents per share, representing an approximate 10% discount to the lesser of: (i) the closing market price of our common stock on the due date of such payment and (ii) the average closing price of the common stock for the five days preceding such payment date. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Pursuant to that certain Settlement Agreement and Mutual Release, dated August 19, 2004 (the "Locke Lidell Agreement"), the law firm of Locke Liddell & Sapp LLP, was issued 755,045 shares of our common stock as payment for $77,467.63 owed for legal services previously rendered to us in connection with representation of LifeRamp on our general corporate matters. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         On or about July 16, 2004, Clinton Group, Inc., as plaintiff and sub sub-landlord, filed a summons and complaint against us, as defendant, with the Supreme Court of the State of New York, County of New York (Index No. 110371) alleging, among other things, breach of an alleged sublease agreement by us for non-payment of the security deposit and one month's rent for the premises located at 55 Water Street, New York, New York. In the summons and complaint, Clinton sought repossession of the premises, damages for non-payment of rent in the sum of $128,629.16, additional damages under the sublease through the date of trial for the remainder of the term of the Sublease, plus interest and attorneys fees. On August 20, 2004, we entered into a Settlement Agreement and Release with Clinton (the "Clinton Settlement Agreement") pursuant to which, in full settlement of, and release from, any and all claims against us by Clinton relating to the alleged sublease, we agreed to pay to Clinton, an accredited investor, (i) the amount of $75,000 in cash, (ii) the amount of $150,000 due upon the earlier of the one year anniversary of our agreement or upon our raising an aggregate of $5,000,000 in gross proceeds from third party investors, and (iii) issue to Clinton 1,150,000 shares of our common stock. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Pursuant to that certain Settlement Agreement and Mutual Release, dated August 19, 2004 (the "Buckley Kolar Settlement Agreement"), the law firm of Buckley Kolar LLP, was issued 529,259 shares of our common stock as payment for $54,302.01 owed for legal services previously rendered to us in connection with representation of LifeRamp on our general corporate matters. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).

         Reference is made to the Note Purchase Agreement, the Registration Rights Agreement, the Letter Agreement, the Fee Payment Agreement, the Payment of Account Agreement, the Settlement Agreement, the Retention Bonus Program, the Locke Lidell Agreement, the Clinton Settlement Agreement and the Buckley Kolar Settlement Agreement that are filed as exhibits to the Registration Statement (of which this prospectus forms a part) for more complete descriptions of the provisions that are summarized under this caption.

                              SELLING STOCKHOLDERS


         The following table sets forth the shares beneficially owned, as of September 20, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading "Description of the Transactions." Except as expressly set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.


         Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling stockholders is subject to certain limitations on the exercise of their warrants or conversion of their promissory notes, if any. The most significant of these limitations is that such selling stockholder may not exercise its warrants or convert its promissory notes, if such exercise or conversion would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unexercised warrants or unconverted promissory notes) to exceed 4.99% of the outstanding shares of common stock.


                                                                                   Number of
                                                                                   Shares of      Percentage of
                                     Shares of Common                            Common Stock     Common Stock
                                     Stock Owned Prior      Shares of Common      Owned After      Owned After
       Names and Addresses              to Offering         Stock to be Sold     the Offering     the Offering
       -------------------           -----------------      ----------------     ------------     ------------
Hilltop Services, Ltd. (1)                  36,790,286          36,790,286 (2)         0               0

Cottonwood Ltd. (3)                         25,735,292          25,735,292 (4)         0               0

Willow Bend Management Ltd. (5)             25,735,292          25,735,292 (6)         0               0

Martin Eric Weisberg, Esq. (7)               4,000,000           4,000,000             0               0

Redwood Capital Partners, Inc. (8)           1,400,000           1,400,000 (9)         0               0

Richard Rosenblum (10)                       2,156,680           2,156,680 (11)        0               0

David Stefansky (12)                         2,156,680           2,156,680 (13)        0               0

Advantage Technologies, Inc. (14)              101,890             101,890             0               0

Conceptual Litho Reproductions (15)            959,846             959,846             0               0

Ellis Advertising (16)                       2,300,000           2,300,000             0               0

Mathe, Inc. (17)                             3,000,000           3,000,000             0               0

Soffront Software Inc. (18)                    954,000             954,000             0               0

Something Digital.Com L.L.C. (19)              750,000             750,000             0               0

Stride & Associates (20)                       840,000             840,000             0               0

PowerTest, Inc. (21)                           576,608             576,608             0               0

Kate McGowan Consulting (22)                   120,773             120,773             0               0

Buckley Kolar LLP (23)                         529,259             529,259             0               0

Locke Liddell & Sapp LLP (24)                  755,045             755,045             0               0

Colin Parlett (25)                             320,000             320,000             0               0

Lagniappe Resources, Inc. (26)                  65,000              65,000             0               0

Phoenix PMT LLC (27)                            53,082              53,082             0               0

Search Net Corporation (28)                     85,283              85,283             0               0

Ron Munkittrick (29)                           150,260             150,260             0               0

Xavier Hansen (30)                              29,291              29,291             0               0

Gennady Shpits (31)                             26,479              26,479             0               0

Clinton Group, Inc. (32)                     1,150,000           1,150,000             0               0

----------
* Less than 1%

(1) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Ms. Mary Lowenthal. The address of the selling stockholder is Mevot David 8, Ramat Gan, Israel.

(2) Includes 17,129,416 shares issuable upon exercise of warrants to purchase shares of common stock and 6,400,000 shares of our common stock issuable upon conversion of promissory notes.

(3) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Neil Smollett. The address of the selling stockholder is Moshav Bitzaron, Israel.

(4) Includes 18,735,292 shares issuable upon exercise of warrants to purchase shares of common stock and 7,000,000 shares of our common stock issuable upon conversion of promissory notes.

(5) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Michael Raviv. The address of the selling stockholder is 2 Nevim Street, Ramat Hasharon, Israel.

(6) Includes 18,735,292 shares issuable upon exercise of warrants to purchase shares of common stock and 7,000,000 shares of our common stock issuable upon conversion of promissory notes.


(7) The selling stockholder is a partner at the law firm of Jenkens & Gilchrist Parker Chapin LLP and the shares of common stock are being issued to the selling stockholder for the benefit of Jenkens & Gilchrist Parker Chapin LLP. The address of the selling stockholder is c/o Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.


(8) The selling stockholder advised us that the natural persons having voting or dispositive power over such shares of common stock are Messrs. Richard Rosenblum and David Stefansky. The address of the selling stockholder is 19 Horizon Drive, Wayne, New Jersey 07470.

(9) Represents shares issuable upon exercise of warrants to purchase share of common stock.

(10) The address of the selling stockholder is 19 Horizon Drive, Wayne, New Jersey 07470.

(11) Includes 1,000,000 shares issuable upon exercise of warrants to purchase share of common stock.

(12) The address of the selling stockholder is 2317 Avenue K, Brooklyn, New York 11210.

(13) Includes 1,000,000 shares issuable upon exercise of warrants to purchase share of common stock.

(14) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Barry Malter. The address of the selling stockholder is 30 Miller Circle, Armonk, New York 10504.

(15) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Eric Bernstein. The address of the selling stockholder is 420 West 25th Street, New York, New York 10001.

(16) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Ron Ellis. The address of the selling stockholder is 6100 Wilshire Boulevard, Suite 310, Los Angeles, California 90048.

(17) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Mark Hicks. The address of the selling stockholder is 1259 Route 46, Bldg. 1, Parsippany, New Jersey 07054.

(18) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. James Boger. The address of the selling stockholder is 45437 Warm Spring Blvd., Freemont, Illinois 94539.

(19) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Jonathan P. Klonsky. The address of the selling stockholder is 60 East 42nd Street, Suite 1630, New York, New York 10165.

(20) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Ms. Jane Woodworth, as attorney for Stride & Associates. The address of the selling stockholder is 76 Fiske Hill Road, Sturbridge, Massachusetts 01566.

(21) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Thomas R. Lynch. The address of the selling stockholder is 145 Natoma Street, 3rd Floor, San Francisco, California 94105.

(22) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Ms. Catherine McGowan. The address of the selling stockholder is 70 Chestnut Avenue, Clarendon Hills, Illinois 60514.

(23) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Jeremiah Buckley. The address of the selling stockholder is Buckley Kolar LLP, 1250 24th Street, N.W., Suite 700, Washington, D.C. 20037.

(24) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. David Taylor. The address of the selling stockholder is Locke Liddell & Sapp LLP, 3400 JP Morgan Chase Tower, 600 Travis, Houston, Texas 77002.

(25) The address of the selling stockholder is 406 Feather Rock Drive, Rockville, Maryland 20850.

(26) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Ms. Geri Hand. The address of the selling stockholder is 1640 Mount McKinley Drive, Grayson, Georgia 30017-2980.

(27) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. John Tsemberides. The address of the selling stockholder is 25-40 Shore Boulevard, #7A, Astoria, New York 11102.

(28) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. Marco Trezza. The address of the selling stockholder is 106 West 80th Street, 1R, New York, New York 10024-6333.

(29) The address of the selling stockholder is 760 Warren Street, Westfield, New Jersey 07090.

(30)     The  address  of  the  selling   stockholder   is  873  Davidson  Road,
         Piscataway, New Jersey 08854.

(31) The address of the selling stockholder is 40 Donna Court, #11, Staten Island, New York 10314.

(32) The selling stockholder advised us that the natural person having voting or dispositive power over such shares of common stock is Mr. John Hall. The address of the selling stockholder is 9 West 57th Street, New York, New York 10019.


Relationship Between Ramp and the Selling Stockholders

         Except as disclosed in this prospectus, none of the selling stockholders are affiliates or controlled by our affiliates. Except as disclosed in this prospectus, none of the selling stockholders are now or were at any time in the past an officer or director of ours or of any of our predecessors or affiliates. We have separate contractual obligations to file this registration statement (of which this prospectus forms a part) with each of the selling stockholders.

                            DESCRIPTION OF SECURITIES


         Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of September 16, 2004, we had outstanding 238,354,869 shares of common stock and 1 share of 1996 Preferred Stock. As of such date, our common stock was held of record by approximately 460 persons and beneficially owned by approximately 10,000 persons.


Common Stock

         Each share of common stock is entitled to one vote at all meetings of stockholders. Stockholders are not permitted to accumulate votes in the election of directors. Currently, the Board of Directors consists of five directors, who serve for staggered terms of three years, with at least two directors elected at every annual meeting. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to receive on a pro rata basis all of our assets remaining after satisfaction of all liabilities and preferences of the outstanding preferred stock.

Preferred Stock

         We are authorized to issue up to 2,500,000 shares of preferred stock. Our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. The issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Ramp Corporation by existing management.

Convertible Promissory Notes

         On July 14, 2004, we issued promissory notes to each of Cottonwood Ltd., Willow Bend Management Ltd. and Hilltop Services, Ltd. in the aggregate principal amount of $6,120,000. The Cottonwood and Willow Bend promissory notes were issued in connection with the Note Purchase Agreement. The Hilltop promissory note was issued in connection with the Letter Agreement. The promissory notes mature on the earliest of January 14, 2005 or the acceleration of the obligations as contemplated by the promissory notes (the "Maturity Date"). The promissory notes bear interest at the rate of six percent (6.0%) per annum. Interest is payable on the Maturity Date in cash or shares of our common stocks in accordance with the terms of the promissory notes.

         The promissory notes are convertible, at the option of the holder and us, into shares of our common stock at a fixed conversion price of $0.30 per share, on the terms and conditions and subject to adjustment as provided in the notes.

         If, on any day following the forty-five day anniversary of July 14, 2004, the average closing sale price of our common stock for the ten trading days immediately prior to such date is less than $0.15 cents per share, then the indebtedness represented by each promissory note shall be automatically, and without further action by the holder or us, secured by a first priority lien against all of our assets and property, including any and all of our intellectual property, software code, trademarks and trade names.

         The terms of the promissory notes prohibit conversion of the notes to the extent that conversion of the notes would result in any holder beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 65 days prior written notice to us.

         Reference is made to the promissory notes and the Note Purchase Agreement that are filed as exhibits to the Registration Statement (of which this prospectus forms a part) for a more complete description of the terms and conditions of the agreements with the holders of our promissory notes including restrictive covenants relating to the incurrence of liens or encumbrances on assets, cash expenditures, a board designee, and consent to subsequent financings.

Transfer Agent and Registrar

         We have retained Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, as Transfer Agent and Registrar, for our common stock. Computershare Trust Company's telephone number is (303) 262-0600.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;

         o short sales, but, if at all, only after the effectiveness of the Registration Statement and the approval for listing by the American Stock Exchange of the shares of common stock offered hereby;
         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale; and
         o        any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling security holders.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         We advised the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ramp pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, from the American Stock Exchange and at the web site maintained by the SEC at http://www.sec.gov.

         We have filed the Registration Statement under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

         o Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed on August 16, 2004;
         o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed on May 17, 2004;
         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on April 14, 2004;

         o        Our Current Report on Form 8-K, filed on September 17, 2004;
         o        Our Current Report on Form 8-K, filed on September 13, 2004;

         o        Our Current Report on Form 8-K, filed on August 11, 2004;
         o        Our Current Report on Form 8-K, filed on July 20, 2004;
         o        Our Current Report on Form 8-K, filed on June 9, 2004;
         o        Our Current Report on Form 8-K/A, filed on January 26, 2004;
         o Our Definitive Proxy Statement to Shareholders, dated April 4, 2003; and
         o        Our Definitive Proxy Statement to Shareholders, dated November
                  6, 2003.


         We are also incorporating by reference all additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

         We are also incorporating by reference all additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the Registration Statement and prior to effectiveness of the Registration Statement.


         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Commission or us. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

                                Ramp Corporation
                               Investor Relations
                                 33 Maiden Lane
                            New York, New York 10038
                                 (212) 440-1500

                       LEGAL MATTERS/INTERESTS OF COUNSEL

         The validity of the shares of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler
Building, 405 Lexington Avenue, New York, New York 10174. Pursuant to the Fee Payment Agreement, Martin Eric Weisberg, Esq., an accredited investor and a partner at the law firm of Jenkens & Gilchrist Parker Chapin LLP, was issued 4,000,000 shares of our common stock for the benefit of Jenkens & Gilchrist Parker Chapin LLP as payment for legal services previously rendered and to be rendered to us by Jenkens & Gilchrist Parker Chapin LLP in connection with representation on our general corporate and securities matters, including the sale of the notes and warrants pursuant to the Note Purchase Agreement. We agreed to register the shares of common stock on a registration statement (of which this prospectus is a part).


                                     EXPERTS

         Our consolidated financial statements as of and for the year ended December 31, 2003 appearing in our 2003 Form 10-K have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their report appearing therein which contained an explanatory paragraph indicating that substantial doubt exists as to the Company's ability to continue as a going concern, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Our consolidated financial statements as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 appearing in our 2003 Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of The Duncan Group, Inc. (d/b/a Frontline Physicians Exchange) as of and for the years ended December 31, 2002 and 2001, appearing in our current report on Form 8-K/A, filed on January 26, 2004, and in our current report on Form 8-K, filed on June 9, 2004, were audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


===================================================                 ===================================================

   We have not authorized any dealer,  salesperson
or any other person to give any  information or to
represent  anything other than those  contained in
this  prospectus  in  connection  with  the  offer
contained  herein,  and,  if given  or  made,  you
should   not  rely   upon  such   information   or                                     110,741,046
representations  as having been authorized by Ramp                                SHARES OF COMMON STOCK
Corporation.  This  prospectus does not constitute
an offer of any  securities  other  than  those to
which  it  relates  or  an  offer  to  sell,  or a
solicitation of an offer to buy, those to which it
relates  in any state to any  person to whom it is
not lawful to make such offer in such  state.  The
delivery of this  prospectus  at any time does not                                   RAMP CORPORATION
imply that the information herein is correct as of
any time after the date of this prospectus.


                 TABLE OF CONTENTS

                                               Page
                                               ----


PROSPECTUS SUMMARY                                4
RECENT DEVELOPMENTS                               6
RISK FACTORS                                      7
FORWARD-LOOKING STATEMENTS                       17
USE OF PROCEEDS                                  17
DESCRIPTION OF THE TRANSACTIONS                  17
SELLING STOCKHOLDERS                             20
DESCRIPTION OF SECURITIES                        24
PLAN OF DISTRIBUTION                             25                                    ____________
INDEMNIFICATION OF OFFICERS AND DIRECTORS        27
WHERE YOU CAN FIND MORE INFORMATION ABOUT US     27                                     PROSPECTUS
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE                                   28                                    ____________
LEGAL MATTERS/INTERESTS OF COUNSEL               29
EXPERTS                                          29





                                                                                   September __ , 2004

===================================================                 ===================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares being registered hereby.

Securities and Exchange Commission registration fee.         $    3,063.29
Printing and engraving expenses.                                  1,000.00
Legal fees and expenses.                                         20,000.00
Accounting fees and expenses.                                    20,000.00
Transfer Agent and Trustee fees and expenses.                     1,000.00
Miscellaneous.                                                   20,000.00
                                                                 ---------
Total.                                                       $   65,063.29

Item 15.   Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ramp pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.   Exhibits.

Exhibit
Number   Description
-------  -----------


4.1 Note and Warrant Purchase Agreement, dated as of July 14, 2004, relating to the sale of convertible promissory notes by and between the Company, Cottonwood Ltd. and Willow Bend Management Ltd.*

4.2 Convertible Promissory Note dated July 14, 2004 issued to Cottonwood Ltd. in the aggregate principal amount of $2,100,000.*

4.3 Convertible Promissory Note dated July 14, 2004 issued to Willow Bend Management Ltd. in the aggregate principal amount of $2,100,000.*

4.4 Convertible Promissory Note dated July 14, 2004 issued to Hilltop Services, Ltd. in the aggregate principal amount of $1,920,000.*

4.5 Warrant dated July 14, 2004 issued to each of Cottonwood Ltd. and Willow Bend Management Ltd. at an exercise price of $0.11 cents.*

4.6 Warrant dated July 14, 2004 issued to each of Cottonwood Ltd. and Willow Bend Management Ltd. at an exercise price of $0.15 cents.*

4.7 Warrant dated July 14, 2004 issued to each of Cottonwood Ltd. and Willow Bend Management Ltd. at an exercise price of $0.35 cents.*

4.8 Warrant dated July 14, 2004 issued to each of Cottonwood Ltd. and Willow Bend Management Ltd. at an exercise price of $0.40 cents.*

4.9 Warrant dated July 14, 2004 issued to Hilltop Services Ltd. at an exercise price of $0.11 cents.*

4.10 Warrant dated July 14, 2004 issued to Hilltop Services, Ltd. at an exercise price of $0.15 cents.*

4.11 Warrant dated July 14, 2004 issued to Hilltop Services, Ltd. at an exercise price of $0.35 cents.*

4.12 Warrant dated July 14, 2004 issued to Hilltop Services, Ltd. at an exercise price of $0.40 cents.*

4.13 Warrant dated July 14, 2004 issued to Redwood Capital Partners, Inc. at an exercise price of $0.11 cents.*

4.14 Warrant dated July 14, 2004 issued to Redwood Capital Partners, Inc. at an exercise price of $0.15 cents.*

4.15 Warrant dated July 14, 2004 issued to Redwood Capital Partners, Inc. at an exercise price of $0.35 cents.*

4.16 Warrant dated July 14, 2004 issued to Redwood Capital Partners, Inc. at an exercise price of $0.40 cents.*

4.17 Warrants dated August 18, 2004 issued to Mr. Richard Rosenblum at an exercise price of $0.18 cents.*

4.18 Warrants dated August 18, 2004 issued to Mr. David Stefansky at an exercise price of $0.18 cents.*

4.19 Letter Agreement, dated as of July 14, 2004, by and between the Company and Hilltop Services, Ltd.*

4.20 Fee Payment Agreement, dated as of August 20, 2004, by and between the Company and Jenkens & Gilchrist Parker Chapin LLP.*

4.21 Retention Bonus Program Agreement by and between the Company and each of Phoenix PMT LLC, Search Net Corporation, Mr. Ron Munkittrick, Mr. Xavier Hansen and Mr. Gennady Shpits.*

4.22 Agreement for Payment of Account by and between the Company and each of Advantage Technologies, Inc., Conceptual Litho Reproductions, Ellis Advertising, Mathe, Inc., Soffront Software Inc., Something Digital.Com L.L.C., PowerTest, Inc. and Kate McGowan Consulting.*

4.23 Registration Rights Agreement, dated as of July 14, 2004, by and between the Company, Cottonwood Ltd. and Willow Bend Management Ltd.*

4.24 Settlement Agreement by and between the Company and each of Stride & Associates, Mr. Colin Parlett and Lagniappe Resources, Inc.*

4.25 Settlement Agreement and Release, dated as of August 20, 2004, by and between the Company and Clinton Group, Inc.*

4.26 Settlement Agreement and Mutual Release, dated as of August 19, 2004, by and among the Company, LifeRamp Family Financial, Inc. and Locke Liddell & Sapp LLP.*

4.27 Settlement Agreement and Mutual Release, dated as of August 19, 2004, by and among the Company, LifeRamp Family Financial, Inc. and Buckley Kolar LLP.*


5.1      Opinion of Jenkens & Gilchrist Parker Chapin LLP.

23.1     Consent of Ehrhardt Keefe Steiner & Hottman PC.

23.2     Consent of BDO Seidman, LLP.

23.3     Consent of Jenkens & Gilchrist  Parker  Chapin LLP (included in Exhibit
         5.1).


24.1     Power of Attorney (included on signature page).*


----------

*Previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-3 (File No. 333-118457) filed on August 20, 2004.

Item 17.   Undertakings.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (a)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
                  Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 24, 2004.


                                               RAMP CORPORATION

                                               By: /s/ Andrew Brown
                                                   -----------------------------
                                                   Andrew Brown
                                                   Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                   Title                                                        Date
----------                  ------                                                       ----



/s/ Andrew Brown            Chairman, Chief Executive Officer, President and Director    September 24, 2004
----------------            (Principal Executive Officer)
Andrew Brown


/s/ Andrew Brown            Principal Financial and Accounting Officer                   September 24, 2004
----------------
Andrew Brown


/s/ Andrew Brown*           Director                                                     September 24, 2004
-----------------
Steven A. Berger


/s/ Andrew Brown*           Director                                                     September 24, 2004
-----------------
Steve Shorr


/s/ Andrew Brown*           Director                                                     September 24, 2004
-----------------
Tony Soich


/s/ Andrew Brown*           Director                                                     September 24, 2004
-----------------
Jeffrey A. Stahl



*By:  /s/ Andrew Brown
      ----------------
      Attorney-in-fact